105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC To Restate Financial Statements

Newark, NY – May 1, 2013 – IEC Electronics Corp. (NYSE MKT: IEC) announced that it has filed a Current Report with the Securities and Exchange Commission in which it announced that its consolidated financial statements for the fiscal year ended September 30, 2012, the quarterly periods during fiscal 2012, and the quarter ended December 28, 2012 are being restated due to an error in accounting for work-in-process inventory at one of the Company’s subsidiaries, Southern California Braiding, Inc. This error resulted in an aggregate understatement of cost of sales and an aggregate overstatement of gross profit during all such Restated Periods of approximately $2.2 million. Detailed information is provided in the Report which is available on the IEC website at http://www.iec-electronics.com. The Company will provide additional information when it files its restated Annual Report on Form 10-K for fiscal year 2012, and its restated Quarterly Report on Form 10-Q for the quarter ended December 28, 2012, with the SEC.

The Company estimates that the income before provision for taxes and diluted earnings per share for the applicable periods will be approximately:

Income(Loss) Before Provision for Income Taxes*
	Q1-2012**	Q2-2012	Q3-2012	Q4-2012	FY 2012	Q1-2013
As Reported	$ 1,503	$ 4,136	$ 3,452	$ 2,922	$ 12,014	$ 379
Adjustment	$ 288	$ 173	$ 563	$ 625	$ 1,651	$ 539
Restated	$ 1,215	$ 3,963	$ 2,889	$ 2,297	$ 10,363	$ (160)

Diluted Earnings per Share*
	Q1-2012**	Q2-2012	Q3-2012	Q4-2012	FY 2012	Q1-2013
As Reported	$ 0.09	$ 0.26	$ 0.22	$ 0.20	$ 0.78	$ 0.02
Adjustment	$ 0.01	$ 0.01	$ 0.04	$ 0.04	$ 0.11	$ 0.03
Restated	$ 0.08	$ 0.25	$ 0.18	$ 0.16	$ 0.67	$ (0.01)
*	Quarterly per-share amounts are rounded separately to the nearest cent, and as a result the sum of the quarterly amounts may not equal the computed per-share amount for the full year
**	Includes cumulative impact of fiscal year 2011

The restatement has no impact on the Company’s liquidity, bank financing, cash flow from operations or other cash position.

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About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	W. Barry Gilbert, CEO	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services (IMS)
	(315) 331-7742	(203) 972-9200
jnesbett@institutionalms.com

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